Exhibit 99.1

CORPORATE INVESTOR RELATIONS 5333 – 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com NEWS RELEASE
CONTACT:	Joseph C. Hete – President & CEO 145 Hunter Drive Wilmington, OH 45177 937.382.5591

ABX AIR ISSUES 395,100 ADDITIONAL SHARES AS FINAL AIRBORNE CONVERTIBLES ARE TENDERED

WILMINGTON, OH – January 5, 2004 – ABX Air (OTC/BB: ABXA) announced today the company has issued 395,100 additional shares of common stock, the last such shares to be issued in accordance with the terms of Airborne’s convertible securities. In March 2002, Airborne, Inc. issued 5.75% Convertible Senior Notes, due April 1, 2007. Since all of the convertibles have now been tendered, there will be no further shares of ABX Air issued as a result of Airborne’s convertible securities. Including this final conversion and the 5.77 million shares issued in December, ABX Air now has approximately 58.27 million shares outstanding.

DHL Worldwide Express, B.V. purchased the ground operations of Airborne in August 2003, and ABX Air, formerly a subsidiary of Airborne, was separated into an independent, publicly traded company. After the completion of the merger and separation, Airborne’s notes remained outstanding. Airborne announced a tender offer in November to buy back the outstanding notes and most of the holders tendered their notes in accordance with the offer. Although that tender offer has since expired, the remaining holders recently elected to convert their notes in accordance with the terms of the governing indenture, resulting in ABX Air issuing an additional 395,100 shares of common stock. ABX Air did not receive any proceeds as a result of Airborne’s tender offer, the most recent conversion, or the associated issuance of shares of its common stock.

ABX Air is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity and sort center staffing to Airborne, an indirect wholly owned subsidiary of DHL Worldwide Express, ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,400 employees, ABX Air is the largest employer in a several county area in southwestern Ohio.

Transmitted on Business Wire at 5:00 a.m. PST on January 5, 2004.